CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-1 of Tasker Capital Corp. of our report, dated March 24, 2004, relating to the consolidated balance sheets of Tasker Capital Corp. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for each of the years ending December 31, 2003 and 2002, and for the period from inception, May 13, 1996, to December 31, 2003, which report appears in the Annual Report on Form 10-KSB of Tasker Capital Corp. for the year ended December 31, 2003.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Vancouver, Canada	/s/ Morgan & Company

April 24, 2006	Chartered Accountants